Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Dominion Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$798,000,000(1)	0.0001476	$117,784.80(2)

Fees Previously Paid	—		—

Total Transaction Valuation	$798,000,000

Total Fees Due for Filing			$117,784.80

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$117,784.80
(1)

Calculated solely for purposes of determining the amount of the filing fee. This amount is based on the offer to purchase any and all shares of Dominion Energy, Inc.’s 4.65% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, no par value, with a $1,000 liquidation preference per share (the “Series B Preferred Shares”). The transaction value assumes the purchase of all 800,000 Series B Preferred Shares issued and outstanding at a purchase price of $997.50 per share.

(2)	The amount of the filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, which equals $147.60 for each $1,000,000 of the Transaction Value.